UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KINGOLD JEWELRY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2012

Dear Kingold Jewelry Stockholders:

You are invited to attend Kingold’s Annual Meeting of Stockholders on Wednesday, June 6, 2012, at 10:00 AM, local time, at the Marco Polo Wuhan, 159 Yanjiang Avenue, JiangAn, Wuhan, China. Registration will begin at 9:00 AM, local time.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend in person, your vote is important and you are encouraged to vote promptly. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,
Zhihong Jia Chairman of the Board of Directors and Chief Executive Officer

KINGOLD JEWELRY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2012

April 23, 2012

TO THE STOCKHOLDERS OF KINGOLD JEWELRY, INC.:

You are cordially invited to attend the annual meeting of stockholders of Kingold Jewelry, Inc., a Delaware corporation (“we,” “us” or “Kingold”), to be held on June 6, 2012 at 10:00 AM, local time, at the Marco Polo Wuhan, 159 Yanjiang Avenue, JiangAn, Wuhan, China. At this year’s annual meeting, we are asking stockholders to:

1.	Elect five directors named in the attached Proxy Statement to serve for one-year terms to expire at the 2013 annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Ratify the appointment of Friedman LLP as the independent registered public accounting firm of Kingold for the fiscal year ending December 31, 2012; and
3.	Transact such other business as may properly come before the meeting or any adjournment thereof.

This notice of meeting, Proxy Statement, proxy card and copy of the Annual Report on our operations during the year ended December 31, 2011 are being distributed on or about April 23, 2012. The foregoing items of business are more fully described in the attached Proxy Statement. Stockholders of record at the close of business on April 17, 2012 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at our principal executive offices, at 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC 430023 for at least ten days prior to the annual meeting. The list will also be available for inspection at the annual meeting.

IMPORTANT:  All stockholders are cordially invited to attend the annual meeting in person. To assure your representation at the annual meeting, you are urged to vote your shares by signing and returning the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the annual meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the annual meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

BY ORDER OF THE BOARD OF DIRECTORS
Zhihong Jia Chairman of the Board and Chief Executive Officer

KINGOLD JEWELRY, INC.
15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and accompanying proxy was first mailed to stockholders on or about April 23, 2012, in connection with the solicitation of proxies by the Board of Directors (“Board”) of Kingold Jewelry, Inc., a Delaware corporation (“we,” “us” or “Kingold”), for use at the annual meeting of stockholders to be held on Wednesday, June 6, 2012, at 10:00 AM, local time, at the Marco Polo Wuhan, 159 Yanjiang Avenue, JiangAn, Wuhan, China, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the “Annual Meeting”). Our telephone number at our principal executive offices is +86 27 65694977.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

Stockholders of record at the close of business on April 17, 2012, which date is referred to herein as the record date, are entitled to notice of and to vote at the Annual Meeting. As of the record date, 53,107,343 shares of our common stock were issued and outstanding and held of record by approximately 92 registered stockholders.

Voting, Solicitation and Revocability of Proxy

Registered stockholders can vote by mail. If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your bank, broker or other nominee.

In order to ensure that your vote is counted, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted in line with the Board’s recommendations for Proposals 1 and 2.

You may revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to our Secretary at our principal executive offices.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 6, 2012

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available on the internet at: http://www.shareholdermaterial.com/kingold

Attendance at the Annual Meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares of common stock in “street name” and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on the record date, however, those who hold shares in “street name” cannot vote their shares at the meeting. If your shares are held in “street name” in a brokerage account by a bank, broker or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by signing and returning the accompanying proxy card.

If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the Annual Meeting.

In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in their discretion. As of the date of this Proxy Statement, we are not aware of any other matter that might be presented at the Annual Meeting.

Each share of common stock outstanding on the record date is entitled to one vote. The holders of a majority of the shares of our common stock entitled to vote at the meeting as of the record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of the other matters that may come before the Annual Meeting. If, however, a quorum is not present or represented, the chairman of the meeting or the holders of a majority of the shares of common stock present, either in person or by represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Assuming a quorum is present, the election of directors shall be determined by a plurality of the votes cast, and all other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter.

The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (shares held by a bank, broker or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be counted by us as present at the Annual Meeting. Abstentions and broker non-votes, however, do not technically constitute a “vote cast” (affirmatively or negatively) on any matter and thus will be disregarded in the calculation of votes cast and whether stockholder approval of the matter has been obtained. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted as present at the Annual Meeting in determining the presence of a quorum.

Under the NASDAQ rules regulating banks, brokers or other nominees and under applicable rules of the U.S. Securities and Exchange Commission, or the Commission, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the meeting date may only vote the customer’s shares in discretion of the bank, broker or other nominee on proposals regarding “routine” matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. However, without your specific instructions, your bank, broker, or other nominee may not vote your shares in the election of directors.

The cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

MATTERS TO BE CONSIDERED AT
THE ANNUAL MEETING

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

General

Our amended and restated bylaws provide that our Board shall be fixed from time to time by the stockholders or by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors. Our Board currently consists of five directors, each serving a one-year term. The existing directors are Messrs. Zhihong Jia, Bin Zhao, H. David Sherman, Hai Xiao Xu and Bin Nan Zhang. At the Annual Meeting, the stockholders will vote on the reelection of each of the five existing directors, each to serve until our 2013 annual meeting of stockholders, or until his successor is elected and qualified. All directors will hold office until our next annual meeting of stockholders, at which time stockholders will vote on the election and qualification of their successors.

All shares duly voted will be voted for the election of directors as specified by the shareholders. No proxy may be voted for more people than the number of nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below, five of whom are presently directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. There are no family relationships among any of our directors or executive officers. Stockholders do not have cumulative voting rights in the election of directors.

The following paragraphs set forth information regarding the current ages, positions, and business experience of the nominees.

Nominees for Directors

ZHIHONG JIA

Director Since: 2009	Age: 50

Mr. Jia has served as our chief executive officer and chairman of our Board since the consummation of our December 2009 reverse acquisition transaction. Mr. Jia also co-founded Wuhan Kingold, our contractually controlled affiliate and has served as its chief executive officer and chairman since its establishment in 2002. Mr. Jia has also served vice president of the Gems and Jewelry Trade Association of China since November 2005. Mr. Jia served in the rear supply service department of the People’s Liberation Army in Guangzhou and Wuhan, and was responsible for managing gold mines owned by the Army. Mr. Jia graduated from Wuhan University in 2004 with a graduate EMBA certificate.

Mr. Jia brings extensive operational and industry experience to our company. Furthermore, Mr. Jia’s committed service as our chairman and chief executive officer, along with his knowledge of and deep genuine interest in our company and industry led the Board to conclude that he should be nominated to serve another term as a director.

BIN ZHAO

Director Since: 2009	Age: 43

Mr. Zhao has served as our general manager and one of our directors since December 2009. He was appointed upon the consummation of our reverse acquisition transaction. He has also served as a director and general manager of Wuhan Kingold, our contractually controlled affiliate, since 2008. Mr. Zhao has over 20 years of experience in the jewelry industry and is recognized as highly experienced and knowledgeable in China’s gold jewelry industry. From 1990 to 2005, he served as the deputy general manager at Foshan Arts & Crafts Works Company Limited. From 2005 to 2008, Mr. Zhao was the general manager and a director of Shenzhen Batar Jewelry Company Limited. Mr. Zhao is currently a deputy director of Shenzhen City Committee for Protection of Well-Known Trademarks and the Gold and Silver Jewelry Processing and Manufacturing Commission in Guangdong Province. Mr. Zhao has served as an executive member of the council of directors of the Gems and Jewelry Trade Association of China since November 2000, and a member of the mediation committees of the Shanghai Gold Exchange. As of 2010, Mr. Zhao received an appointment as an adjunct faculty member at China University of Geosciences in Wuhan. Mr. Zhao graduated from Sun Yat-Sen University with a bachelor’s degree in physics in 1988.

Mr. Zhao’s expertise in the gold jewelry industry as well as his experience as a member of our Board and our general manager led the Board to conclude that he should be nominated to serve another term as a director.

H. DAVID SHERMAN*

Director Since: 2011	Age: 64

Mr. Sherman has served as one of our directors since February 1, 2011. Mr. Sherman has served as chairman of the audit committee and a member of the compensation and nominating committees of our Board since February 2011. Mr. Sherman is a U.S. Certified Public Accountant. Since January 2010, he has served as a director and chair of the audit committee of China HGS Real Estate Inc., a Nasdaq listed company that engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties in mainland China. In February 2012, Mr. Sherman was appointed to the board of directors of AgFeed Industries, Inc. (FEED) where he serves as chairman of both the audit and compensation committees. AgFeed Industries, Inc. is engaged in the animal nutrition business and commercial hog production business in the United States and China. Since 1985, Mr. Sherman has been a Professor of Accounting at Northeastern University, College of Business Administration. From 2007 through 2008, Mr. Sherman was a director and chair of audit committee of China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. From 1980 through 1985, Mr. Sherman was on the faculty of the MIT Sloan School of Management, and was Adjunct Professor of INSEAD (France) from 1999 – 2002 and Adjunct Professor of Tufts Medical School, Department of Public Health from 1997 – 2006. He also served as an Academic Fellow at the Securities and Exchange Commission from 2004 through 2005. Mr. Sherman received his Doctorate and MBA from Harvard Business School, and a Bachelor of Arts degree in Economics from Brandeis University.

Mr. Sherman’s financial and accounting expertise, including his qualifications as an audit committee financial expert, as well as his performance as one of our independent directors led the Board to conclude that he should be nominated to serve another term as a director.

HAI XIAO XU*

Director Since: 2009	Age: 39

Mr. Xu served as one of our directors since December 2009. He has extensive banking experience and has experience in capital markets within the PRC. From September 2007 through the present, he is Director of Cinda Securities Co., Ltd. in Beijing. From May 2006 through September 2007, he served as Senior Manager of China Cinda Asset Management Corp, in Beijing. From September 2005 through May 2006, he served as General Manager of Pacific Securities Investment Banking in Beijing, PRC. He graduated in 2007 from Zhongnan University of Economics and Law with a master degree in accounting.

Mr. Xu’s financial and capital market expertise as well as his performance as one of our independent directors led the Board to conclude that he should be nominated to serve another term as a director.

BIN NAN ZHANG*

Director Since: 2009	Age: 39

Mr. Zhang has served as one of our directors since December 2009. Mr. Zhang has also served as an independent director of Wuhan Kingold, our contractually controlled affiliate, since 2008. Since 2008 he has been the vice president and secretary general of China Gold Association. Since 2004 he has also been the director of Beijing Gold Economic Research Center, and the chief director of China Gold Newspaper. He graduated in 2008 from the Graduate University of Chinese Academy of Science with a masters degree in Business Administration.

Mr. Zhang’s industry expertise and experience as one of our independent directors led the Board to conclude that he should be nominated to serve another term as a director.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

*	Indicates Independent Director / Nominee

Vote Required

Directors are elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present.

Recommendation of Our Board

Our Board recommends that Kingold stockholders vote FOR the election of the nominees listed above.

CORPORATE GOVERNANCE

Director Independence

In accordance with the current listing standards of The NASDAQ Stock Market, our Board, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. Our Board has determined that, three of our current directors, Messrs. Sherman, Xu and Zhang, are “independent directors” as defined under the NASDAQ Rules, constituting a majority of independent directors of our Board as required by the corporate governance rules of NASDAQ. Our Board determined that Dr. Vincent F. Orza, Jr., who served as a director until January 2011, was independent at the time that he served as a director. In making these determinations, our Board has concluded that none of those members has an employment, business, family or other relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Corporate Governance

In accordance with our Bylaws, our Board elects our officers, including a President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and such other officers as our Board may appoint from time to time. In addition, our Board may appoint a Chairman of the Board. Mr. Jia has served as our Chairman and Chief Executive Officer since the consummation of our December 2009 reverse acquisition transaction, overseeing our day-to-day operations while also leading our Board. The Board believes that the current model is effective for our continued growth in that the combined position of Chief Executive Officer and Chairman maximizes strategic advantages and Mr. Jia’s industry expertise. Mr. Jia, given his extensive knowledge of China’s gold jewelry industry, coupled with the fact that he has overseen our operations since inception, is the director most familiar with our business and industry, and is best positioned to set and execute strategic priorities. Mr. Jia provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Mr. Jia’s leadership, driven by his deep business and industry expertise, enhances the Board’s exercise of its responsibilities. In addition, this model provides enhanced efficiency and effective decision-making and clear accountability. The Board has not named a lead independent director.

The Chairman may preside at meetings of our Board. In his absence, any other director or any member of any committee designated by the Board may chair a meeting of the Board or such committee. A director is not required to hold any shares in us by way of qualification. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested. A director may exercise all the powers of the company to borrow money, mortgage its undertaking, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

The Company’s corporate governance serves to ensure that members of the Board are independent from management and that the Board adequately performs its function to ensure that the interests of the Board and management are in alignment with the interests of the stockholders. The Board has adopted Corporate Governance Guidelines to promote effective governance of the Company. The Corporate Governance Guidelines are available on our website at www.kingoldjewelry.com under “Investors — Corporate Governance Guidelines”.

On an annual basis, each director and executive officer is required to complete a Director and Officer Questionnaire. Within this questionnaire are requirements for disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material conflict of interest.

The Company maintains an insider trading policy that provides that the Company’s personnel may not buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information and that restricts trading in Company securities for a limited group of Company employees (including executive officers and directors) to defined window periods that follow our quarterly earnings releases. The policy is available on our website at www.kingoldjewelry.com under “Investors — Insider Policy”.

Board’s Role in Risk Oversight

Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including strategic risks, enterprise risks, financial risks, regulatory risks, and others. Management is responsible for the day-to-day management of risks that the company faces, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management, and is tasked with assuring that the long-term interests of our stockholders are being served. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top,” and full and open communication between management and our Board, are essential for effective risk management and oversight. Our Chairman meets regularly with other senior officers to discuss strategy and the risks we face. Senior management is available to address any questions or concerns raised by our Board on risk management-related and any other matters. Our Chairman holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for us.

While our Board is ultimately responsible for risk oversight at our company, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk as further set forth below. Our Board committees report to our Board on significant risks and other matters.

Executive Sessions

The independent members of our Board meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year, after a regularly scheduled Board meeting, and at any other time requested by any independent director. The chairman of our Nominating and Corporate Governance Committee is responsible for calling and presiding over executive sessions or, if such person is absent, by the independent director present who has the most seniority on our Board.

Committees and Meeting Attendance

Our Board held four meetings and acted three times by unanimous written consent in connection with matters related to the fiscal year ended December 31, 2011. Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee held two meetings and acted once by unanimous written consent during the fiscal year ended December 31, 2011. The Compensation Committee held one meeting and acted once by unanimous written consent during the fiscal year ended December 31, 2011. The Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2011, but did take one action by unanimous written consent.

During 2011, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). Our Bylaws provide that the Chairman of our Board shall preside at all meetings of our stockholders. Each director is expected to make reasonable efforts to attend Board meetings, meetings of committees of which such director is a member and the Annual Meetings of Stockholders. All five of our then sitting directors participated in the 2011 Annual Meetings of Stockholders (four in person and one by teleconference phone).

Committee Composition

The following table sets forth the current membership of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee conducts its business pursuant to a written charter approved by our Board, copies of which are available on our website at www.kingoldjewelry.com under “Investors — Committee Charters”.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
H. David Sherman*	Bin Nan Zhang*	H. David Sherman*
Hai Xiao Xu	Hai Xiao Xu	Hai Xiao Xu
Bin Nan Zhang	H. David Sherman	Bin Nan Zhang

*	Chairman of the committee.

Audit Committee.  Messrs. Sherman, Xu and Zhang currently serve on the Audit Committee, which is chaired by Mr. Sherman. Our Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act. In addition to meeting The NASDAQ Stock Market’s tests for director independence, directors serving on our Audit Committee must meet two basic criteria set forth in the rules promulgated by the Commission. First, Audit Committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from us or any affiliate of us, other than in the member’s capacity as a member of our Board and any Board committee. Second, a member of our Audit Committee may not be an affiliated person of us or any subsidiary of us, apart from his or her capacity as a member of our Board and any Board committee. Our Board has determined that each member of our Audit Committee meets these independence requirements, in addition to the independence criteria established by The NASDAQ Stock Market. Our Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board has designated Mr. Sherman as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with The NASDAQ Stock Market requirements, discusses policies with respect to risk assessment and risk management. Our Audit Committee’s primary duties and responsibilities include:

•	reviewing the financial reports provided by us to the Commission, our shareholders or to the general public;
•	reviewing our internal financial and accounting controls;
•	recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;
•	overseeing the appointment, compensation and evaluation of the qualifications and independence of our independent auditors;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing the adequacy of our internal controls and procedures to promote compliance with accounting standards and applicable laws and regulations;
•	engaging advisors as necessary; and
•	determining the funding from us that is necessary or appropriate to carry out the audit committee’s duties.

Compensation Committee.  Messrs. Sherman, Xu and Zhang currently serve on the Compensation Committee, which is currently chaired by Mr. Zhang. Each member of the Compensation Committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the listing standards of The NASDAQ Stock Market, a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal

Revenue Code of 1986, as amended. Our Compensation Committee also administers our stock option incentive plan, and assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Compensation Committee’s responsibilities include:

•	considering and authorizing the compensation philosophy for our personnel;
•	monitoring and evaluating matters relating to our compensation and benefits structure;
•	reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation;
•	evaluating the chief executive officer’s and other executive officers’ performance in light of corporate goals and objectives and determining and approving the chief executive officer’s and other executive officers’ compensation based on such evaluation;
•	reviewing and approving all compensation for all our nonemployee directors and other employees of ours and our subsidiaries with a base salary greater than or equal to $100,000;
•	reviewing the terms of our incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;
•	reviewing and approving executive officer and director indemnification and insurance matters;
•	reviewing and discussing the compensation discussion and analysis section proposed for inclusion in our annual report on Form 10-K and annual proxy statement with management and recommending to the Board whether such section should be so included;
•	preparing and approving the Compensation Committee’s report to be included as part of our annual proxy statement;
•	evaluating its own performance on an annual basis and reporting on such performance to the Board;
•	reviewing and reassessing the Compensation Committee charter and submitting any recommended changes to the Board for its consideration; and
•	having such other powers and functions as may be assigned to it by the Board from time to time.

For more information regarding our compensation programs and processes, see the discussion below under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  Messrs. Sherman, Xu and Zhang currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Sherman. Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the listing standards of The NASDAQ Stock Market. On January 28, 2011, Dr. Vincent F. Orza, Jr., then chairman of the Nominating and Corporate Governance Committee, resigned from the Board. On February 1, 2011, our Board unanimously voted, upon the recommendation of our independent directors and members of the Nominating and Corporate Governance Committee, Messrs. Xu and Zhang, to appoint H. David Sherman as one of our directors and chair of the Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee makes recommendations to our Board regarding the nomination of candidates to stand for election as members of our Board, evaluates our Board’s performance, and provides oversight of corporate governance and ethical standards. Our Nominating and Corporate Governance Committee has the responsibility to oversee the Company’s Corporate Governance Guidelines and propose changes to such guidelines from time to time as may be appropriate. Our Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. For more information regarding our director nomination processes, see the discussion below under the heading “Director Nominations.”

Compensation Committee Interlocks and Insider Participation

Messrs. Sherman, Xu and Zhang currently serve on the Compensation Committee, which is currently chaired by Mr. Zhang. No member of the Compensation Committee is or has been one of our executive officers, and no member of the Compensation Committee had any relationships requiring disclosure by us under the Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served as a director or a member of a Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as one of our directors or member of the Compensation Committee during 2011.

Director Nominations

As noted above, the Board has determined that each member of the Nominating and Corporate Governance Committee (referred to in this section as the “Committee”) is independent as defined under the rules of the Commission and within the meaning of such term as defined under the listing standards of The NASDAQ Stock Market.

The Committee’s process for considering all candidates for election as directors, including stockholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the stockholders.

In identifying candidates for membership on the Board, the Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business. The Committee seeks directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. The Committee also seeks directors who have the ability and commitment to devote significant time and energy to service on the Board and its committees. Directors should have varied educational and professional experiences and backgrounds that, collectively, provide meaningful guidance and counsel to management. We believe that all of our directors meet the foregoing qualifications. While we do not have a formal policy with respect to diversity, as a company, we are committed to creating and sustaining a culture of inclusion and fairness.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board and possesses the relevant qualifications, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Committee will consider director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board can do so by writing to the Nominating and Corporate Governance Committee, c/o Mr. H. David Sherman, Kingold Jewelry, Inc., 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC 430023. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The most recent version is available on the Investor Relations section of our website at www.kingoldjewelry.com. The information contained on our website is not incorporated by reference into this Proxy Statement. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by applicable law.

Communications by Stockholders with Directors

The Chairman of our Board may receive and distribute to our Board, and arrange for responses to, communications from stockholders. Stockholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

c/o Corporate Secretary
Kingold Jewelry, Inc.
15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023
Email Address: binliu888@gmail.com

Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to the Chairman and the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communications, as determined by the Corporate Secretary. Our Board or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Corporate Secretary relays all communications to directors absent safety or security issues.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Our Board has appointed the firm of Friedman LLP, or Friedman, as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2012, and recommends that stockholders vote for ratification of this appointment.

Stockholder ratification of the appointment of Friedman as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the appointment of Friedman to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our Audit Committee and our Board will reconsider whether or not to retain Friedman. Even if the appointment is ratified, our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of us and our stockholders. Representatives of Friedman are not expected to be present at the Annual Meeting, but we expect that they will participate telephonically, they will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.

On or about January 28, 2010, we were notified by PKF, P.C. (“PKF”), our independent registered public accounting firm for the years ended December 31, 2007 and 2008, following the completion of our reverse acquisition of Dragon Lead Group Limited, that PKF was resigning as our independent registered public accounting, as a result of their desire not to audit a PRC-based company. PKF’s report on our consolidated financial statements for the years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent years and any subsequent interim period prior to the termination of PKF, we did not have any disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Concurrently with termination of PKF, we engaged Friedman as the independent registered public accounting firm responsible for auditing our financial statements. The engagement was approved by our board of directors. Neither we nor anyone on our behalf consulted Friedman during the two most recent years and any subsequent interim period prior to engaging Friedman regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that we concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K, or a reportable event, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K. The Audit Committee reviews and pre-approves all audit and non-audit services to be provided by the independent auditor (other than with respect to the de minimis exceptions permitted under applicable law).

The table set forth below lists the fees billed to the Company by Friedman for audit services rendered in connection with the audits of our consolidated financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Friedman during these periods.

Description	2011	2010
Audit fees(1)	$263,500	$253,071
Audit related fees	—	—
Tax fees(2)	$14,870	—
All other fees	—	—
Total	$278,370	$253,071

(1)	Comprised of the audit of our annual financial statements and reviews of our quarterly financial statements and registration statements.
(2)	Comprised of services for tax compliance.

Vote Required

Approval of this proposal shall be determined by a majority of the votes cast affirmatively or negatively on the matter, assuming a quorum is present.

Recommendation of Our Board

Our Board recommends that the stockholders vote FOR the ratification of the appointment of Friedman as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets the names, positions and ages of our current executive officers and directors. Our directors serve until the annual meeting of shareholders or until their successors are elected and qualified. Our officers are elected by the Board and their terms of office are, except to the extent governed by an employment contract, at the discretion of the Board.

Name	Age	Position
Zhihong Jia	50	Chief Executive Officer and Chairman of the Board
Bin Liu	41	Chief Financial Officer and Secretary
Bin Zhao	43	General Manager and Director
H. David Sherman	64	Independent Director
Hai Xiao Xu	39	Independent Director
Bin Nan Zhang	39	Independent Director

For biographical summaries of Zhihong Jia, Bin Zhao, H. David Sherman, Hai Xiao Xu and Bin Nan Zhang, please see the section above entitled “Proposal No. 1: Election of Directors — Nominees for Directors.”

BIN LIU, Chief Financial Officer and Secretary

Mr. Liu has served as our chief financial officer since April 2010. Mr. Liu has more than 15 years of experience in the financial markets and in bridging business between the US and China. From July 2004 through March 2010, Mr. Liu served as a vice president of Citigroup’s Financial Institution Cards business where he had full financial responsibility of a $2 billion business. He has also played critical roles in the development of Citigroup’s franchise development in the US. From 1993 through 2002, Mr. Liu worked for the China’s Ministry of Commerce (MOFCOM), promoting bilateral business and investment between the US and China. Mr. Liu graduated from Shanghai Institute of Foreign Trade with a bachelor’s degree in International Business in 1993 and graduated the Kellogg School at Northwestern University with a Master of Business Administration in 2004.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

H. David Sherman
Hai Xiao Xu
Bin Nan Zhang

Compensation Discussion and Analysis

Compensation Objectives

We operate in a highly competitive and rapidly changing industry. The key objectives of our executive compensation programs are to:

•	attract, motivate and retain executives who drive our success and industry leadership; and
•	provide each executive, from vice president to chief executive officer, with a base salary on the market value of that role, and the individual’s demonstrated ability to perform that role.

The compensation to executive officers only contained base salary for 2009, 2010 and 2011, subject to the provisions of the employment agreements that we entered into.

Our Compensation Program

Our compensation program is designed to reward each individual named executive officer for his or her contribution to the advancement of our overall performance and execution of our goals, ideas and objectives. It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions. This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

Our Compensation Committee generally reviews and approves the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time allows the Compensation Committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

In general, our compensation program contained only base annual salary for 2009, 2010 and 2011 subject to the provisions of the employment agreements that we entered into.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement. Although we do not engage in benchmarking, the Compensation Committee may also consider compensation levels with comparable positions in the industry to evaluate the total compensation decisions that it makes for our officers.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee determines the compensation for our chief executive officer, which is based on various factors, such as level of responsibility and contributions to our performance. Our chief executive officer recommends the compensation for our executive officers (other than the compensation of the chief executive officer) to the Compensation Committee. The Compensation Committee reviews the recommendations made by the chief executive officer and determines the compensation of the chief executive officer and the other executive officers.

Employment Agreements

We have entered into employment agreements with our senior executive officers, as described below, which descriptions are qualified in their entirety be the employment agreement filed as exhibits to our registration statement on Form S-1, which was declared effective on January 13, 2011. Our Board may adjust base salaries annually to reflect increases in the cost of living, but it has not done so to date. An executive’s base salary may also be increased if the executive’s workload substantially increases as a result of our business expansion. In addition, an executive’s base salary may be correspondingly adjusted if the salaries of all of our other employees are adjusted.

Zhihong Jia.  We have entered into an employment agreement with Zhihong Jia, our chief executive officer for a term of three years. Pursuant to the employment agreement, Mr. Jia will receive annual compensation equal to $175,000. In addition, Mr. Jia’s employment agreement provides for an annual bonus based on the executive’s performance and our financial performance. Annual bonuses will be determined by us in our sole discretion and will be approved by our Compensation Committee.

Mr. Jia’s will also be eligible to participate in the benefits generally made available to our executives in accordance with our benefit plans. In addition, we will pay for life insurance and medical insurance policies for the benefit of Mr. Jia, provided that the annual premium of all such insurance policies in any one year shall not be more than RMB 20,000 in the aggregate.

If Mr. Jia’s employment agreement terminates as a result of death, we will pay Mr. Jia’s beneficiaries or estate, as applicable, an amount equal to twenty-four months’ base salary plus the full amount of any compensation to which the executive was entitled as of the date of termination. If we terminate Mr. Jia’s employment based on the executive’s disability, we will pay him an amount equal to eighteen months’ base salary plus the full amount of any compensation to which he was entitled as of the date of termination.

We may terminate Mr. Jia’s employment agreement with cause (as defined in his employment agreement) at any time with three months written notice. If we dismiss Mr. Jia without cause (as defined in his employment agreement), or if he terminates his employment for good reason (as defined in his employment agreement), we will pay him the product of his monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus twelve. If Mr. Jia terminates his employment other than for good reason, he will be entitled to a contribution bonus in an amount determined by us and approved by our Board. A contribution bonus shall not exceed the product of Mr. Jia’s monthly base salary and the number of years the executive was employed pursuant to his employment agreement plus ten. If Mr. Jia’s employment agreement expires in accordance with its term without earlier termination or extension, he will be eligible to receive an amount equal to twelve months’ base salary.

Our employment agreement with Mr. Jia provides for the protection of confidential information and contains non-competition and non-solicitation provisions applicable for a term of twelve months following the termination of his employment. Mr. Jia will continue to receive his monthly base salary during the term of the non-competition and non-solicitation provisions in consideration of his fulfilling his obligations thereunder.

Bin Liu.  We have entered into an employment agreement with Bin Liu, our CFO, effective April 1, 2010, for a term of three (3) years. This agreement was subsequently amended on January 8, 2011. Pursuant to the agreement, Mr. Liu receives annual compensation equal to $135,000. In addition, Mr. Liu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time. Under this agreement, as amended, upon the first and second anniversary of his employment, Mr. Liu received an equity grant of an option to purchase 120,000 shares of our common stock on April 1, 2011 and April, 1, 2012. Each annual option grant vests quarterly at a rate of 30,000 options at the end of each three month period of employment. Mr. Liu’s agreement was also amended to provide him with an increased relocation package of up to $150,000 given the additional and significant cost of living and related expenses Mr. Liu was to incur upon his relocation from Illinois to our New York office. In addition, Mr. Liu has agreed that, during his employment with us and for a period of one (1) year thereafter, he shall not directly or indirectly employ, solicit, or induce for employment or in any other fashion hire any of the senior management of the Company. Mr. Liu has also agreed to a non-compete clause whereby he shall not engage or assist others to engage in the business of designing and manufacturing gold jewelry for a one (1) year period following the end of his employment with us.

Bin Zhao.  Our subsidiary, Wuhan Kingold, has entered into an employment agreement with Bin Zhao, our general manager, for a term of three years. Pursuant to the employment agreement, Mr. Zhoa will receive annual compensation equal to RMB 1,000,000. In addition, Mr. Zhao’s employment agreement provides for an annual bonus based on the executive’s performance and our financial performance. The employment agreement with Mr. Zhao provides for the protection of confidential information and contains non-competition and non-solicitation provisions.

Compensation Pursuant to Equity Plans

Our primary stock-based employee compensation plan, the 2011 Stock Incentive Plan, was approved by our Board of Directors on March 24, 2011 and ratified by stockholders on October 31, 2011. This plan serves as the primary vehicle by which we offer long-term incentives and rewards to our executive officers and key employees. We regard the 2011 Stock Incentive Plan as a key retention tool. Retention serves as a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award.

Because of the direct relationship between the value of an option and the market price of our common stock, we believe that granting stock options is a superb method of motivating our executive officers and other key employees to manage our Company in a manner that is consistent with the interests of our Company and our stockholders. The exercise period under an option granted pursuant to our 2011 Stock Incentive Plan is subject to early termination in certain instances upon termination of the employment of a grantee. The exercise price of the options awarded pursuant to the plan is priced at the fair market value of our common stock as of the date of grant. Based on such exercise price and the other conditions of the award agreements to be entered into with qualifying employees under the 2011 Stock Incentive Plan, some options are intended to qualify as incentive stock options (under the United States Internal Revenue Code of 1986, as amended.)

We grant option awards to our executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. However, there is no set formula for the granting of awards to individual executives or employees. Option awards generally reflect the Compensation Committee’s assessment of the influence an employee’s position has on stockholder value. The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO. The Compensation Committee’s determination of option grants in fiscal 2011 took into consideration a number of factors. These factors include past grants to the individual, total compensation level (relative to other executives and relative to market data), contributions to the Company during the last completed fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data. The Compensation Committee also considers the recommendations of our Chief Executive Officer and the Chief Financial Officer in reviewing and approving the awards to executive officers and employees. Traditionally, our Compensation Committee meets in January of February of each year to determine option awards for our executive officers and key employees.

On March 24, 2011, our Compensation Committee approved the grant of stock options for the purchase, in the aggregate, of 1,500,000 shares of common stock, to our executive officers and other key employees. 25% of the options will become exercisable on the first anniversary of the grant date, and 6.25% of the options will become exercisable on the date three months after the initial vesting date, and on such date every third month thereafter, through the fourth anniversary of the grant date. The options have an exercise price of $2.59 per share. With respect to our named executive officers, Zhihong Jia was awarded 360,000 options, Bin Liu was awarded 120,000 options, and Bin Zhao was awarded 100,000 options, respectively. Our non-employee directors also were each granted 15,000 options. Additionally, On April 1, 2011, our Compensation Committee approved the grant of stock options for the purchase of 120,000 shares of common stock to Mr. Bin Liu pursuant to the terms of his employment agreement with the Company. The options vest quarterly at a rate of 30,000 options at the end of each three month period of employment, and have an exercise price of $2.27 per share.

In fiscal 2012, our Compensation Committee on January 9, 2012 approved the grant of stock options for the purchase, in the aggregate, of 1,300,000 shares of common stock. 25% of the options will become exercisable on the first anniversary of the grant date, and 6.25% of the options will become exercisable on the date three months after the initial vesting date, and on such date every third month thereafter, through the fourth anniversary of the grant date. The options have an exercise price of $1.22 per share. With respect to our named executive officers, Zhihong Jia was awarded 300,000 options, Bin Liu was awarded 110,000 options, and Bin Zhao was awarded 110,000 options, respectively. Our non-employee directors also were each granted 15,000 options. On April 1, 2012, our Compensation Committee approved the grant of stock options for the purchase of 120,000 shares of common stock to Mr. Bin Liu pursuant to the terms of his employment agreement with the Company. The options vest quarterly at a rate of 30,000 options at the end of each three month period of employment, and have an exercise price of $1.49 per share.

Say-on-Pay Frequency

On November 2, 2011, the Company filed a Current Report on Form 8-K to, among other things, report the results of the voting at the 2011 annual shareholders meeting held October 31, 2011 on a non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation. The Company’s Board of Directors has since evaluated the results of that non-binding advisory vote and made a determination as to whether the Company will submit future non-binding votes on executive compensation to the shareholders for consideration every one, two, or three years. As reported in the Form 8-K filed on November 2, 2011, a majority of the shares voted at the 2011 annual meeting of shareholders on a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of named executive officers voted for the Company to hold votes every three years. In light of this result and after further discussion by the Board of Directors, the Board of Directors has determined that the Company will hold non-binding advisory votes to approve the compensation of named executive officers every three years until the next required non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation.

Summary Compensation of Named Executive Officers

Pursuant to the terms of the employment agreements that Messrs. Jia and Liu have with us, both executives are compensated by us for services provided to us and our subsidiaries, including Wuhan Kingold and Vogue Show. Pursuant to the terms of the employment agreement that Mr. Zhao has with Wuhan Kingold, Mr. Zhao is compensated by Wuhan Kingold for services provided to Wuhan Kingold, as well as its affiliates, including us and Vogue Show.

The following table sets forth information concerning cash and non-cash compensation paid to our named executive officers for 2011, 2010, and 2009, respectively.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All other compensation		Total
Zhihong Jia Chief Executive Officer	2011	$175,000	—	—	$432,739	—	—	—		$607,739
	2010	$29,168	—	—	—	—	—	—		$29,168
	2009	$17,508	—	—	—	—	—	—		$17,508
Bin Liu Chief Financial Officer(2)	2011	$135,000	—	—	$289,139	—	—	—		$424,139
	2010	$99,000	$100,000	—	—	—	—	150,000	(2)	$349,000
	2009	—	—	—	—	—	—	—		—
Bin Zhao General Manager	2011	$154,762	—	—	$120,205	—	—	$6,206	(3)	$274,967
	2010	$108,984	—	—	—	—	—	$6,206	(3)	$115,190
	2009	$108,984	—	—	—	—	—	$6,206	(3)	$115,190

(1)	The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, see Note 11, “Options” to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2011.
(2)	We amended Mr. Liu’s employment agreement to provide for a one time relocation allowance of up to $150,000 to cover moving and related expenses.
(3)	Additional compensation was in the form of travel reimbursement.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table includes certain information with respect to all equity awards that remain outstanding as of December 31, 2011 for our named executive officers.

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date
Zhihong Jia	—		360,000	(1)(2)	2.59	3/23/2021
Bin Liu	30,000	(1)(3)	—		2.59	3/23/2021
	—		90,000	(1)(2)	2.59	3/23/2021
	90,000	(4)	30,000		2.27	4/1/2021
Bin Zhao	—		100,000	(1)(2)	2.59	3/23/2021

(1)	Award was granted on March 24, 2011, subject to stockholder approval of the stock option plan under which the option was granted, which was approved by stockholders on October 31, 2011.
(2)	The options under the award vest as follows: 25% of the options will become exercisable on the first anniversary of March 24, 2011 and 6.25% of the options will become exercisable on an ongoing basis in three month increments until the fourth anniversary of March 24, 2011.
(3)	The options vested on the three month anniversary of March 24, 2011.
(4)	Award was granted on April 1, 2011, subject to stockholder approval of the stock option plan under which the option was granted, which was approved by stockholders on October 31, 2011. The options under the award vested or will vest as follows: 30,000 options vest every three months following April 1, 2011 until all options have vested.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Compensation Committee. Although we do not have a formal broad based bonus plan, we may award bonuses on case-by-case basis depending on the terms of specific of employment agreements and other arrangements based on our financial performance as well as the executive’s performance which are determined by the Board in its sole discretion. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Compensation Committee.

As of the date of this Proxy Statement, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control where the value of such compensation exceeds $60,000 per executive officer.

Director Compensation

The following table sets forth a summary of our non-employee directors’ compensation for fiscal year 2011. Mr. Zhihong Jia, our Chairman and Chief Executive Officer, and Mr. Bin Zhao, General Manager, also serve on our Board. However, each person does not receive any compensation for his board service beyond the compensation he receives as an executive officer of the Company.

Director Compensation — Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Vincent F. Orza, Jr.(1)	—	—	—
Hai Xiao Xu	—	18,031	18,031
Bin Nan Zhang	—	18,031	18,031
H. David Sherman	44,000	18,031	62,031

(1)	On January 28, 2011, Dr. Orza resigned from our Board.
(2)	Represents the amounts of all fees earned or paid in cash for services as a director in 2011. Our director compensation program is described in more detail below.
(3)	The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black-Scholes pricing model, see Note 11, “Options” to our audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2011.

Our non-employee directors held the following outstanding option awards as of December 31, 2011:

Name	Outstanding Option Awards
Hai Xiao Xu	15,000
Bin Nan Zhang	15,000
H. David Sherman	15,000

We do not pay our directors in connection with attending individual Board meetings, but we reimburse our directors for expenses incurred in connection with such meetings. We have agreed to pay H. David Sherman a total of $48,000 per annum for his service on the Board. The Company initially adopted a policy to pay the other non-employee directors RMB 45,000 per annum but such directors waived any such compensation payments in 2011. Given that Mr. Sherman is chair of our audit (and audit committee financial expert) committee, the Board determined that such additional compensation for Mr. Sherman was commensurate such additional responsibilities.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2011. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of three members: H. David Sherman, Hai Xiao Xu and Bin Nan Zhan. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with the Company’s management and Friedman LLP, the Company’s independent registered public accounting firm (“Friedman”). The Audit Committee has also discussed with Friedman the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Friedman required by applicable requirements of the Public Company Accounting Oversight Board regarding Friedman’s communications with the Audit Committee concerning independence, and has discussed with Friedman its independence from the Company.

Submitted by the Audit Committee of the Board of Directors

H. David Sherman
Hai Xiao Xu
Bin Nan Zhang

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have established procedures for identifying related parties and related party transactions, and for ensuring that any changes in the status of related parties are brought to the attention of the Board and management in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to our Audit Committee for review. For transactions with related parties outside the ordinary course of business, such as significant capital expenditures, capital raising activities and mergers and acquisitions, the transactions must be approved by our Audit Committee. The following is a summary of the related party transactions in which we are engaged.

On December 23, 2009, immediately following the closing of our reverse acquisition of Dragon Lead Group Limited, a British Virgin Islands (BVI) limited liability company, or Dragon Lead, Famous Grow Holdings Limited, or Famous Grow, which is a BVI limited liability company that prior to the Closing was Dragon Lead’s majority shareholder, together with Zhihong Jia, our Chief Executive Officer and Bin Zhao, our general manager, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 1,895,609 of shares of common stock into an escrow account as “make good shares”. In the event that the after-PRC-tax net income of Wuhan Kingold Jewelry Co., Ltd., a PRC company limited by shares, or Wuhan Kingold, for the years ended December 31, 2009, 2010 and 2011, is less than 70% of RMB 65.0 million, RMB 100.0 million and RMB 150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to investors in our December 2009 private placement on a pro rata basis. Pursuant to the Make Good Escrow Agreement, all shares out of 1,895,609 shares are no longer subject to the escrow. Our after-PRC-tax net income for the year ended December 31, 2011 exceeded 70% of RMB 150.0 million and therefore, no “make good shares” were transferred as of December 31, 2011. Famous Grow owns 17,925,943 shares or approximately 34% of our common stock.

On December 23, 2009, Fok Wing Lam Winnie (whose Mandarin name is Huo Yong Lin), the sole shareholder of Famous Grow, entered into a call option agreement, as amended and restated, with Zhihong Jia and Bin Zhao to comply with PRC regulations that restrict PRC residents from owning offshore entities like us in direct exchange for their shares in the PRC operating company and as an inducement to encourage them to provide services to Wuhan Kingold and our company. The call option does not include a vesting schedule and continued employment is not a condition to the call option. Under this call option agreement, as amended and restated, Fok Wing Lam Winnie granted to Zhihong Jia and Bin Zhao certain call options to acquire up to 100% of the shares of Famous Grow at an exercise price of $1.00, which is par value per share, or $0.001 per Famous Grow share, subject to any exercise notice at any time for a period of five years which was determined in an arm’s length negotiation between with the parties.

On December 29, 2011, the Company issued 2,783,527 unregistered shares of its common stock to Hai Gao Holdings Limited, or Holdings Limited, in a private placement. Holdings Limited is controlled by Mr. Yang Wen, a citizen of the PRC. On August 15, 2011, Mr. Yang Wen purchased in a transaction 4.17% of the entire equity interest of Wuhan Kingold, our operating subsidiary in the PRC, for RMB 30 million (approximately $4.8 million). This equity interest in Wuhan Kingold was previously held by Beijing Shouchuang Investment Co. Ltd, a PRC State Owned Enterprise, until August 9, 2011 when it sold this interest through a public statutory auction process in the PRC.

Subsequent to his purchase of the 4.17% equity interest of Wuhan Kingold, on October 20, 2011, and per the Company’s request, Mr. Yang Wen agreed to become a party to certain VIE agreements between Wuhan Kingold and the Company’s other subsidiary, Wuhan Vogue-Show Jewelry Co., Limited, a PRC wholly foreign owned enterprise, or Vogue-Show. These VIE agreements include a Shareholders’ Voting Proxy Agreement, a Purchase Option Agreement, and a Pledge of Equity Agreement, each dated October 20, 2011.

Vogue-Show initially entered into an Exclusive Management Consulting and Technical Support Agreement, as subsequently amended, with Wuhan Kingold on June 30, 2009, which agreement provides that Vogue-Show will be the exclusive provider of management consulting services to Wuhan Kingold, and obligated Vogue-Show to provide services to fully manage and control all internal operations of Wuhan Kingold, in exchange for receiving 95.83% of Wuhan Kingold’s profits. Following execution of the VIE agreements, as amended, on October 20, 2011, Wuhan Kingold and Vogue-Show amended this agreement and Wuhan Kingold is now obligated to pay 100% of its after-tax profits to Vogue-Show. Payments are made on a monthly basis under this agreement. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 100% of the equity or assets of Wuhan Kingold.

Shareholders holding 95.83% of the equity interest in Wuhan Kingold initially entered into a Shareholders’ Voting Proxy Agreement on June 30, 2009, authorizing Vogue-Show to exercise any and all shareholder rights associated with their ownership in Wuhan Kingold, including the right to attend and vote their shares at shareholders’ meetings, the right to call shareholders’ meetings and the right to exercise all other shareholder voting rights as stipulated in the Articles of Association of Wuhan Kingold. Following Mr. Yang Wen’s entry into this agreement on October 20, 2011, shareholders holding 100% of the equity interest in Wuhan Kingold have now entered into the Shareholders’ Voting Proxy Agreement, as amended. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 100% of the equity or assets of Wuhan Kingold.

Shareholders holding 95.83% of the equity interest in Wuhan Kingold initially entered into a Purchase Option Agreement with Vogue-Show on June 30, 2009, which provided that Vogue-Show will be entitled to acquire such Shareholders’ shares in Wuhan Kingold upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Purchase Option Agreement also grants to Vogue-Show an option to purchase all of the assets of Wuhan Kingold. Following Mr. Yang Wen’s entry into this agreement on October 20, 2011, shareholders holding 100% of the equity interest in Wuhan Kingold have now entered into the Purchase Option Agreement, as amended. The exercise price for either the shares or the assets is to be as determined by a qualified third party appraiser. The term of this agreement is ten years from the date thereof.

Shareholders holding 95.83% of the equity interest in Wuhan Kingold initially entered in Pledge of Equity Agreement on June 30, 2009, pursuant to which each such shareholder pledges all of his shares of Wuhan Kingold to Vogue-Show, in order to guarantee performance under the Exclusive Management Consulting and Technical Support Agreement, Shareholders’ Voting Proxy Agreement and the Purchase Option Agreement. Following Mr. Yang Wen’s entry into this agreement on October 20, 2011, shareholders holding 100% of the equity interest in Wuhan Kingold have now entered into the Pledge of Equity Agreement. If Wuhan Kingold or any of its respective shareholders breaches its respective contractual obligations, Vogue-Show, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests.

Our chairman and chief executive officer, Zhihong Jia, owns 55.3% of the equity interest in Wuhan Kingold and, Bin Zhao, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On February 1, 2009, Vogue Show entered into a three year lease agreement for the use of 96 square meters of space located within Wuhan Kingold’s building for use as office space. Annual rent under the lease agreement is $1,500 per year. The lease on this office space was extended and currently expires at the end of January, 2022.

Our general manager, Bin Zhao, has been a standing member of the mediation committee of the Shanghai Gold Exchange since 2001. The Shanghai Gold Exchange is the Company’s sole supplier of gold.

In April 2010, we signed a one and half year service contract with Baytree Capital, which is controlled by one of our shareholders. According to the service contract, we agreed to issue 100,000 shares to Baytree Capital every six months after services are performed within the term of the agreement. In total, 300,000 shares will be issued. On December 14, 2010, April 8, 2011 and October 7, 2011, the first, second and third 100,000 shares were issued, respectively.

As of May 17, 2011, our then outstanding loans from Pudong Development Bank became due, and were paid off in full. Upon payment, in order to assist with our short term working capital needs, we received a short term loan from Wuhan Cancer Management Co., Ltd., or Wuhan Cancer Management, a consulting entity aimed at developing hospitals throughout Wuhan. Our Chairman and Chief Executive Officer, Zhihong Jia, is

the majority investor in Wuhan Cancer Management. The loan contained a payment on demand provision, and carried zero interest. As of December 31, 2011, the balance due to Wuhan Cancer Management Co., Ltd was paid off.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of April 15, 2012 by:

•	each shareholder or group of affiliated shareholders, who owns more than 5% of our outstanding capital stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 53,107,343 shares of our common stock outstanding as of April 15, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of April 15, 2012 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of April 15, 2012 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o Kingold Jewelry, Inc., 15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC 430023.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Directors and Named Executive Officers:
Zhihong Jia(1)	17,710,194	33.4%
Bin Zhao(2)	600,749	1.1%
H. David Sherman(3)	3,750	*
Bin Nan Zhang(3)	3,750	*
Hai Xiao Xu(3)	3,750	*
Bin Liu(4)	172,500	*
All Officers and Directors as a Group (total of six persons)	18,494,693	34.8%
5% Stockholders:
Famous Grow Holdings Limited(5)(6)	17,925,943	33.8%
Bright Vision Group Limited(5)(7)	3,707,674	7.0%
Yang Wen(8)	2,783,527	5.2%

(1)	Includes (i) 17,350,194 shares of which the beneficial ownership or the right to control can be acquired by Zhihong Jia pursuant to a December 23, 2009 Call Option Agreement in which the shares can be acquired from Famous Grow Holdings Limited, (ii) 270,000 shares, and (iii) options to purchase 90,000 shares at $2.59 per share that vested and became exercisable on March 24, 2012.

(2)	Includes: (i) 575,749 shares of which the beneficial ownership or the right to control can be acquired by Bin Zhao pursuant to a December 23, 2009 Call Option Agreement in which the shares can be acquired from Famous Grow Holdings Limited, and (ii) options to purchase 25,000 shares at $2.59 per share that vested and became exercisable on March 24, 2012.
(3)	Includes options to purchase 3,750 shares at $2.59 per share that vested and became exercisable on March 24, 2012.
(4)	Includes (i) options to purchase 30,000 shares at $2.59 per share that vested and became exercisable on June 24, 2011, (ii) options to purchase 22,500 shares at $2.59 per share that vested and became exercisable on March 24, 2012, and (iii) options to purchase 120,000 shares at $2.27 per share that vested and became exercisable on July, 1, 2011, October 1, 2011, January 1, 2012, and April 1, 2012, respectively.
(5)	Address: ATC Trustees (BVI) Limited, 2nd Floor, Abbott Building Road Tow, Tortola, British Virgin Islands.
(6)	Based upon Schedule 13D filed by Famous Grow Holdings Limited with the SEC on August 5, 2010. Pursuant to the 13D, Qian Lei may be deemed the beneficial owner of such shares.
(7)	Based upon Schedule 13G filed by Bright Vision Group Limited with the SEC on September 23, 2010. Pursuant to the Schedule 13G, Xiao Ping may be deemed beneficial owner of such shares.
(8)	Based upon Schedule 13G filed by Yang Wen with the SEC on February 10, 2012. Pursuant to the Schedule 13G, Yang Wen and his controlled company, Hai Gao Holdings Limited, a British Virgin Islands company, may be deemed beneficial owner of such shares. The address of Yang Wen is No. 98 Luyushang Street, Jingling Office, Tianmen City, Hubei Province, People’s Republic of China.
*	Less than one percent (1%).

Change in Control

We are not aware of any arrangements including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the registrant, with the exception of the Call Option Agreement entered into by and among Zhihong Jia, Bin Zhao and Fok Wing Lam Winnie (whose Mandarin name is Huo Yong Lin) on December 21, 2009. Mr. Jia and Mr. Zhao together have the ability to acquire 100% of the shares of Famous Grow Holdings Limited, provided that they exercise their Call Option. Upon the exercise of such Call Option Agreement, if any, Mr. Jia and Mr. Zhao together would have the ability to control 17,925,943 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us or written representations that no Forms 5 were required, we believe that all Section 16(a) filing requirements were timely as of the date of this report, except for the following:

•	H. David Sherman was appointed to serve as one of our independent directors on February 1, 2011, but did not file the related Form 3 until March 2, 2011.
•	Chairman Jia filed late Form 4s for approximately twenty-five open market transactions in 2011 due to procedural and timing difficulties that arose with respect to receiving information from the administrator of Chairman Jia’s 10b5-1 trading plan. Such difficulties have been corrected and we expect that all consequent Form 4s have been and will be timely filed.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2013

Stockholder proposals which are intended to be presented by such stockholders at our 2013 annual meeting of stockholders must be received by the our Corporate Secretary at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement for the 2013 Annual Meeting of Stockholders must submit such proposals to Kingold by December 24, 2012.

OTHER MATTERS

Our Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries.

This year, a number of brokers, banks and nominees with account holders who are our stockholders may be householding our proxy materials. In such circumstances, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the broker, bank or nominee from one or more of the affected stockholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs. If, at any time, you would like to receive a separate copy of our proxy statement and annual report, we will promptly send you an additional copy upon written or oral request directed to our Secretary. If you are a beneficial owner, you can request additional copies of the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. If your shares are held in “street name,” you can request a change in your householding status by notifying your broker, bank or nominee.

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

The final results of the balloting at the Annual Meeting will appear in our Current Report on Form 8-K within four business days of the annual meeting.

KINGOLD JEWELRY, INC.

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders to be Held June 6, 2012

The undersigned hereby appoints Zhihong Jia and Bin Liu or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Kingold Jewelry, Inc. (hereinafter referred to as the "company") to be held on Wednesday, June 6, 2012 at the Marco Polo Wuhan, 159 Yanjiang Avenue, JiangAn, Wuhan, China, at 10:00 AM local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed and dated on the reverse side)

▲ PLEASE DETACH PROXY CARD HERE ▲

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2012: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K for the 2011 fiscal year, may be viewed at www.shareholdermaterial.com/kingold.

The Board recommends that you vote **FOR** items 1 and 2:

1. To elect the nominees listed below to hold office until the 2013 Annual Meeting of Stockholders and until their successors are elected and qualified:

01 Zhihong Jia 03 H. David Sherman 05 Bin Nan Zhang
02 Bin Zhao 04 Hai Xiao Xu

FOR All nominees listed (except as indicated below): ☐

WITHHOLD AUTHORITY to vote (as to all nominees) ☐

To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.

____

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date __________________, 2012

________________________ Signature

________________________ Signature if jointly held

________________________ Printed Name

________________________ Printed Name

Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. THANK YOU.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲